Exhibit 5.1

July 24, 2024

IR-Med, Inc.

ZHR Industrial Zone

Rosh Pina, Israel, 1231400

Re: Registration of Common Stock under the IR-Med, Inc. 2020 Incentive Stock Option Plan

Dear Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), by IR-Med, Inc., a Nevada corporation (the “Company”), of 17,500,000 common stock, par value $0.001 per share (“Common Stock”), issuable under the Company’s 2020 Incentive Stock Option Plan (the “2020 Plan”), including common stock issuable upon the exercise of options and restricted stock purchase options to be granted pursuant to the provisions of the 2020 Plan (all such shares to be issued thereunder referred to herein as, the “Registered Common Stock”), the following opinion is furnished to you to be filed with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.1 to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Act.

We have acted as counsel to the Company in connection with the Registration Statement and we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Amended and Restated Articles of Incorporation of the Company, as amended and currently in effect, the Amended and Restated By-laws of the Company, as amended and currently in effect, the minute books and corporate records of the Company, and such other documents as we have considered necessary and appropriate in order to furnish the opinion hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents. For purposes of our opinion, we have examined an official compilation of “Title 7 – Business Associations; Securities; Commodities, Chapter – 78 – Private Corporations” of the Nevada Revised Statutes. Such examination was limited to the provisions of such statute only, and did not include any annotations or commentary related thereto. Other than such examination and our examination of the documents indicated above, we have made no other examination in connection with this opinion.

Based on and subject to the foregoing, we are of the opinion that, when issued in accordance with the terms of 2020 Plan and the options, restricted stock purchase offers or other rights granted thereunder, the Registered Common Stock will be duly authorized, validly issued, fully paid and nonassessable by the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP
Sullivan & Worcester LLP